Exhibit 10.32
Summary of Director and Executive Officer Compensation Arrangements
     In addition to the compensation arrangements filed as other exhibits to this annual report, EnPro Industries, Inc. (the “Company”) has the following compensation arrangements with its directors and named executive officers.
Compensation Arrangements for Directors
     The Company has an arrangement to pay non-employee members of the Company’s board of directors compensation for their service on the board. Effective for 2010, each non-employee member of the Company’s board of directors receives an annual retainer of $150,000, $75,000 of which is paid in cash and $75,000 of which is paid in phantom shares of our common stock upon the director’s termination of service as a director. The non-executive chairman of the board receives an additional monthly fee of $15,000, the chairman of the Audit and Risk Management Committee receives an additional annual fee of $8,000, and the chairmen of the Compensation and Human Resources Committee and the Nominating and Corporate Governance Committee each receive an annual fee of $6,000. Non-employee directors also receive an initial grant of $30,000, which is paid in phantom shares of our common stock, upon initial election or appointment to the board.
Compensation Arrangements for Named Executive Officers
     The Company’s chief executive officer and its four other most highly compensated executive officers, along with information for Mr. Herold, who served as an executive officer in 2009 until he became president of the Company’s Garlock Sealing Technologies LLC subsidiary, based on 2009 base salaries and bonuses (such six individuals, the “named executive officers”), are all “at-will” employees who serve at the pleasure of the board of directors. The board of directors sets the annual base salary for each of the named executive officers and has the discretion to change the salary of any of the officers at any time. Effective for 2010, the annual base salaries for the named executive officers are as follows:

Named Executive Officer	Base Salary
Stephen E. Macadam	$825,000
William Dries	$350,000
Richard L. Magee	$313,000
J. Milton Childress II	$250,000
Robert P. McKinney	$212,000
Dale A. Herold	$270,000